Exhibit 99

For Immediate Release	Contact Information
Tuesday, September 14, 2004	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

The Exploration Company Updates Third-Quarter Maverick Basin Operations; Production Up Sharply, Drilling Remains Brisk

SAN ANTONIO -- Sept. 14, 2004 --The Exploration Company (Nasdaq:TXCO) today provided an update on its current Maverick Basin operations.

        Net production at Sept. 10 stood at approximately 1,270 barrels of oil per day (BOPD) and 10.6 million cubic feet per day (MMcfd), a combined rate of 18.2 million cubic feet equivalent (MMcfe) per day, up 20.5 percent from the Company's daily production rate at June 30.

        "It's gratifying to see production rise, particularly our oil production, as we accelerate our drilling program following the delays we encountered during the first half of this year," said President and CEO James E. Sigmon. "In addition to the substantially higher production we achieved during July and August, we currently have two new gas wells shut in and awaiting pipeline connections, plus two additional new gas wells on temporarily curtailed production due to limited capacity on a third-party pipeline. As these wells come on, we expect daily production to reach 20 MMcfe by the end of September. Our busy third-quarter drilling program has placed TXCO on track to fulfill our 2004 drilling target, which we believe will enable us to achieve significantly higher production and hit record reserve levels."

        To date, TXCO spudded 17 wells in the third quarter as its drilling program accelerated. Since the first of the year, the Company spudded 45 wells of its 66-well drilling program in the Maverick Basin, in addition to six re-entries to date. Currently, six rigs are operating. Drilling and operations highlights include:

Glen Rose

        TXCO and its operating partner, CMR Energy L.P., Houston, spudded the first 2004 Glen Rose porosity well in July. The Comanche 2-39H (50 percent working interest) horizontal well flow tested at rates as high as 1,920 BOPD with no water on a 24/64-inch choke with 580 pounds per square inch (psi) flowing tubing pressure. The well was placed on production in mid August at a reduced rate to minimize potential water intrusion and was flowing 394 BOPD with 800 psi flowing tubing pressure with no water at Aug. 31. This is the first porosity well drilled using a technique developed by Company engineers in which a horizontal wellbore parallels fractures within the formation to lessen potential water intrusion. Engineers believe producing the well at a restricted rate will improve ultimate recovery and reserve estimates.

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        Third-quarter plans include re-entering two existing vertical Glen Rose porosity wells for horizontal re-completions as a workover rig becomes available. TXCO's budget calls for four new Glen Rose porosity wells and four re-entries prior to the end of 2004. CMR's recent corporate restructuring delayed first-half 2004 Glen Rose drilling activity.

        The Company has spudded five of the scheduled 15 Glen Rose reef wells on its Burr/Wipff prospect in the third quarter and six wells overall since the program was announced in May. The reefs were identified using new 3-D seismic data and are on trend with similar gas-producing Glen Rose reefs on TXCO's lease block. The Burr 1-56 (100% WI) flow tested at rates as high as 1.7 MMcfd on a 20/64-inch choke with 900 psi flowing tubing pressure from a Glen Rose reef. The well has been completed and awaits a pipeline connection. Two wells targeting Glen Rose reefs were wet and TXCO is now completing them in the Georgetown formation. Two additional wells targeting Glen Rose reefs also were wet and are shut in pending evaluation for re-completion to the Georgetown. At Aug. 31, net Glen Rose reef production was 1.7 MMcfd and 22 BOPD, not including the Burr 1-56 which is shut in awaiting a pipeline connection.

        TXCO has spudded two Glen Rose shoal wells thus far in the third quarter. The Chittim 2-159H (47% WI) flow tested at rates as high as 2.2 MMcfd on a 20/64-inch choke with 875 psi flowing tubing pressure from the C shoal. The well went on production Aug. 31, flowing 1.5 MMcfd. Drilling continues on the second shoal well. Net Glen Rose shoal production at the end of August stood at 4.3 MMcfd and 13 BOPD.

Georgetown

        TXCO has spudded two new Georgetown wells on the Comanche lease in the third quarter to date. One Comanche well awaits completion while drilling continues on the other. In addition, the Company is re-completing two recently drilled, vertical Glen Rose reef wells on the Burr lease by drilling horizontal laterals to test the Georgetown interval. The Burr 1-231.5 (100% WI) flow tested at rates as high as 1.8 MMcfd on an 18/64-inch choke with 950 psi flowing tubing pressure from the Georgetown. The well awaits a pipeline connection, while completion continues on the second well.

        To date, TXCO has spudded 17 of 25 new Georgetown wells projected for 2004 -- the largest share of the Company's drilling program this year. Net Georgetown production at Aug. 31 stood at 3.9 MMcfd and 230 BOPD with production from two wells temporarily curtailed due to pipeline capacity restraints.

Other Plays

        Oil production from TXCO's Pena Creek unit (100% WI) has returned to approximately 400 BOPD following completion of six new San Miguel wells and continuation of a water injection optimization program. Severe weather and flooding hampered Pena Creek production earlier in the year. All 10 San Miguel Pena Creek wells drilled this year have been successfully drilled with four awaiting completion.

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About The Exploration Company

        The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. Headquartered in San Antonio, TXCO is celebrating its 25th anniversary. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

Forward-Looking Statements

        Statements in this press release which are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to oil and gas prices, capital expenditures, production levels, drilling plans, including the timing, number and cost of wells to be drilled, projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2003, and its Form 10-Q for the quarter and year-to-date period ended June 30, 2004. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's website at www.txco.com. Copies are available without charge upon request from the Company.

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